Execution copy Linklaters De Bandt/20/12/2002
Dated May 26, 2003
SHURGARD SELF STORAGE SCA and First Shurgard
PROPERTY AND ASSET MANAGEMENT AGREEMENT with respect to First Shurgard

Rue Brederode 13 B - 1000 Brussels
Telephone (32-2) 501 94 11
Facsimile (32-2) 501 94 94

Ref

PROPERTY AND ASSET MANAGEMENT AGREEMENT

PARTIES

This PROPERTY AND ASSET MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of [●] 2003, by and between:

  Shurgard Self Storage SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of Brussels under number 587.679, represented for the purposes of this agreement by [●], by virtue of a special power-of-attorney attached hereto,

  hereinafter referred to as "Shurgard"; and

  First Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of [●] under number [●], represented for the purposes of this agreement by [●], by virtue of a special power-of-attorney attached hereto,

hereinafter referred to as the "Company";

Individually referred to as a "Party", or collectively as the "Parties".

RECITALS

  On 20 December 2002, Shurgard and Luxco have entered into a joint venture agreement (the "Joint Venture Agreement") pursuant to which they have formed the Company and each is a shareholder of the Company at the time of its incorporation.

  Under the terms of the Joint Venture Agreement, Shurgard, or its subsidiaries, intends in accordance with the provisions thereof to contribute or sell to the Company certain sites intended for self-service storage facilities or subsidiaries owning such site and/or self-service storage facilities in order that the same can be developed by Shurgard. The Company intends to lease self-storage space on the Properties (as defined hereafter) to corporations, partnerships, joint ventures, individuals and other legal entities for their business and personal use.

  Shurgard has substantial experience in the management of self-service storage facilities, and currently manages self-service storage facilities owned by itself.

  Shurgard and the Company have entered into a Development Agreement on the same date hereof, pursuant to which the Company engages Shurgard to develop the Properties and Shurgard accepts, under the terms and conditions as set forth in the Development Agreement (the "Development Agreement").

  The Company desires to engage Shurgard to manage the Properties, and Shurgard desires to accept such engagement, all in accordance with the terms and conditions of this Agreement as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, the Parties hereto agree as follows:

  Definitions and Interpretation

    Definitions

      For the purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

    "Adjusted Exercise Price" shall have the meaning as set out in Clause 9.5.6.

    "Affiliated Company" or "Affiliate" means an affiliated company ("société liée" / "verbonden vennootschap") as defined in Article 11 of the Belgian Companies Code.

    "Annual Plan and Budget" shall have the meaning set out in Clause 7.1.2.

    "Appraised Exercise Price" shall have the meaning as set out in Clause 9.5.7.

    "Asset Management Fee" has the meaning as set out in Clause 8.2.

    "Bankruptcy Proceeding" shall have the meaning as set out in Clause 9.4.2.

    "Business Day" means a day the banks are open for business in Belgium and Bahrain other than a Saturday or Sunday.

    "Closing" means the contribution of the first one of the Properties to the Company.

    "Company" means First Shurgard.

    "Competitor" shall mean any person or entity involved directly or indirectly (except through the Company or its Affiliated Companies) in the management, development or ownership of self-service storage facilities.

    "Competitor Notice" shall have the meaning as set out in Clause 9.3.3(c).

    "Confirmation Notice" shall have the meaning as set out in Clause 9.3.6.

    "Court" has the meaning set out in Clause 17.1.1.

    "Credit Facilities" means the two development loans from Senior Lender(s) for an amount equal to or in excess of 62.5% but not exceeding 70% of the direct development costs of the Company, each such loan to be entered into in accordance with the Joint Venture Agreement and the first of which shall be entered into at Closing.

    "Development Agreement" means the agreement entered into on the same date hereof between Shurgard and the Company, pursuant to which the Company engages Shurgard to acquire and develop the Properties and Shurgard accepts, under the terms and conditions as set forth in the Development Agreement.

    "Direct Costs and Expenses" means the costs, fees and expenses incurred by the Company relating to the operation of the Properties, as listed in Exhibit 8.

    "Draft Renewal Agreement" shall have the meaning as set out in Clause 9.3.2.

    "Draft Competitor Agreement" shall have the meaning as set out in Clause 9.3.3(c).

    "Eligible Competitor" shall have the meaning as set out in Clause 9.3.3(c).

    "Escrow Agreement 1" has the meaning set out in Clause 4.2.5 of the Joint Venture Agreement.

    "Escrow Agreement 2" has the meaning set out in Clause 11.4.1 of the Joint Venture Agreement.

    "Exercise Notice" shall have the meaning as set out in Clause 9.5.2.

    "Exercise Price" shall have the meaning as set out in Clause 9.5.2(b).

    "Fair Market Value" shall have the meaning as set out in Clause 9.5.9.

    "Gross Revenues" shall have the meaning as set out in Clause 8.1.

    "Independent Expert" shall have the meaning as set out in Clause 9.5.7.

    "Initial Arbitration Proceedings" has the meaning set out in Clause 17.1.3(i).

    "Intervening Party" has the meaning set out in Clause 17.1.3(iii).

    "Investment Term" means the anticipated investment period for the Company which equals 5 years, from the date of Closing.

    "Luxco" means Crescent Euro Self Storage Investments SARL, a company organised and existing under the laws of Luxembourg, having its registered office at 398, route d'Esch, L-1471 Luxembourg, Grand Duchy of Luxembourg [, registered with the Commercial Register of Luxembourg (registration number [●])].

    "Joined Party or Parties" has the meaning set out in Clause 17.1.3(iv).

    "Joint Venture Agreement" means the joint venture agreement between Shurgard and Luxco dated 20 December 2002 pursuant to which the Company was formed.

    "License" shall have the meaning as set out in Clause 10.1.3.

    "Luxco Break Up Fee Escrow Agreement" has the meaning set out in Clause 10.5.4(i) of the Joint Venture Agreement.

    "Monetary Obligations" shall have the meaning as set out in Clause 9.4.2.

    "Notice of Acceptance" shall have the meaning as set out in Clause 9.3.5(b).

    "Notice of Joinder" has the meaning set out in Clause 17.1.3(iv).

    "Notice of Objection" shall have the meaning as set out in Clause 9.5.5.

    "Notice of Refusal" shall have the meaning as set out in Clause 9.3.5(c).

    "Notification" has the meaning set out in Clause 17.1.3(i) and 17.1.3(ii).

    "Parties" means Shurgard and the Company (each of them being referred to individually as a "Party").

    "Pool Account Reimbursement" shall have the meaning as set out in Clause 8.3.

    "Preliminary Plan and Budget" has the meaning set out in Clause 7.1.1.

    "Previous Proceedings" has the meaning set out in Clause 17.1.3(ii).

    "Properties" means the self-service storage facilities owned or leased by the Company and recently constructed by Shurgard and references to "Property" shall be construed accordingly.

    "Property Management Fee" shall have the meaning as set out in Clause 8.1.

    "Purchase Option" shall have the meaning as set out in Clause 9.5.

    "Real Estate Committee" means the internal management committee of Shurgard which meets on a regular basis and which reviews and approves all real estate investments or projects in which Shurgard or its Affiliates have a direct or indirect interest.

    "Real Estate Package" means the package of information produced by Shurgard for each Property which includes its description, development budget and proforma revenue projections, a sample of which is attached hereto in Exhibit 8.1.

    "Relevant Agreements" has the meaning set out in Clause 17.1.1.

    "Renewal Notice" shall have the meaning as set out in Clause 9.3.2.

    "Renewal Reply Notice" shall have the meaning as set out in Clause 9.3.3.

    "Renewal Term" shall have the meaning as set out in Clause 9.3.1.

    "Request to Intervene" has the meaning set out in Clause 17.1.3(iii).

    "Right of First Refusal" shall have the meaning as set out in Clauses 9.3.3(c) and 9.3.5.

    "Rules" shall have the meaning as set out in Clause 17.1.1.

    "Second Renewal Notice" shall have the meaning as set out in Clause 9.3.4.

    "Senior Lender(s)" means the providers of the respective Credit Facilities.

    "Shareholder(s)" means owner(s) of a Share.

    "Share(s)" means all or part of the registered shares representing the capital in the Company.

    "Shurgard Break Up Fee Escrow Agreement" has the meaning set out in Clause 10.5.4(ii) of the Joint Venture Agreement.

    "Shurgard Mark(s)" shall have the meaning as set out in Clause 10.1.1.

    "Shurgard" is a developer and manager of real estate in Western Europe with extensive experience related to locating, purchasing, developing, leasing and financing facilities used principally for self-service storage of property and with extensive experience in operating such facilities and providing equipment and services related thereto.

    "Subsequent Proceedings" has the meaning set out in Clause 17.1.3(ii).

    "Subsidiaries" means the special purpose vehicles owning the Properties.

    "Term" shall have the meaning as set out in Clause 9.2.

    "VAT" means value added tax.

    Interpretation

      The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

      The Exhibits to this Agreement form an integral part hereof and any reference to this Agreement includes the Exhibits and vice versa.

      The original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

      When using the expressions "shall use its best efforts" or "shall use its best endeavours" (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of "obligation de moyen" / "middelenverbintenis".

      When using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian legal concept of "porte-fort" / "sterkmaking".

      The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

      The words "include", "includes", "including" and all forms and derivations thereof shall mean including but not limited to.

      The word "transfer" and all forms and derivations thereof shall mean any form of disposal of, including but not limited to a contribution to the capital of, any merger with or any split-up into, another legal entity.

      All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The due date for any given action shall be included in the period of time. If such due date is not a Business Day, the due date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) ("de quantième à veille de quantième" / "van de zoveelste tot de dag vóór de zoveelste").

      Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

      In this Agreement where it is expressly or impliedly provided that Shurgard shall carry out any duties or obligations by reference to a standard which is the same or comparable to, or in accordance with, or consistent with Shurgard's standards or words of a similar effect are used in this Agreement, then the standard to be adopted generally by Shurgard shall be applied to its duties and obligations under this Agreement and without limitation Shurgard will exercise the standard of skill, care and diligence to be expected of a developer and manager of real estate in Western Europe with extensive experience related to locating, purchasing, developing, leasing and financing facilities used principally for self-service storage of property and with extensive experience in operating such facilities and providing equipment and services related thereto.

      If any approval by a Party is required under this Agreement, such approval shall be required within 10 Business Days as from the notice requesting such approval, unless otherwise provided.

  Umbrella Agreement

      Services which according to this Agreement are to be rendered by Shurgard to the Subsidiaries or Properties may be rendered by Shurgard itself or by any of its Affiliated Companies, pursuant to separate agreements between the Subsidiaries and either such Affiliated Companies or Shurgard.

      Fees relating to such services shall be directly invoiced by the company which rendered the services.

      If this Agreement terminates or expires, all separate agreements as referred under Clause 2.1.1 above shall also automatically terminate or expire at the same time.

  Scope of Engagement

  Subject to the terms and conditions of this Agreement, commencing on the date hereof and for the term of this Agreement as specified in Clause 9, the Company engages Shurgard, and Shurgard agrees, to manage each of the Properties and to undertake certain administrative functions on behalf of the Company on the terms set forth below.

  Management Duty and Authority of Shurgard

  The Company grants to Shurgard sole and exclusive power and authority to take all actions contemplated by this Agreement and to implement or cause to be implemented all actions approved by the Company with respect to each of the Properties subject to the limitations contained in this Agreement. Without limiting the generality of the foregoing, Shurgard shall have the duty and the authority and power to undertake, in the name and on behalf of the Company, each of the following actions and shall exercise such powers and authority at the cost, expense and risk of the Company except as otherwise specified herein:

    Renting Property

    Shurgard shall have the sole discretion, which discretion shall be exercised in good faith and in conformity with all laws, to establish the terms and conditions of occupancy by the tenants of the Properties in accordance with the general provisions Shurgard would apply in respect of any project in which it or its Affiliates have direct or indirect interest (such terms including without limitation a requirement for the relevant occupant and those authorised by it to comply with all relevant legislation applicable to the use or occupation of the Property in question). Shurgard shall market the Properties on an ongoing basis in accordance with its standard marketing practice in order to attract third party-tenants. Shurgard shall lease to third-party tenants space on the Properties, and, in connection therewith, shall direct and control on-site employees in entering into rental agreements on behalf and for the account of the Company with such tenants and in collecting rent from such tenants. In connection therewith, Shurgard shall install its "Pharos" software and all other proprietary and/or appropriate software at the Properties as required to track revenues, occupancy rates, rental rates and expenses for the Properties. Shurgards' use of its proprietary software in the management of the Company's Properties shall not create any rights for the Company in the software. In addition, Shurgard may enter into agreements for the placement of mobile telephone towers and equipment, billboards and other advertising on the Properties, without the Company's prior approval, provided such leases (i) do not involve a capital cost to the Company; and (ii) provided that the tenant assumes and indemnifies liability for the Company against any loss or damage to persons or property or other claims arising from tenant's use or occupancy of the Property under the lease.

    Utilities, Operating Costs and Contracting

    Shurgard shall make and be responsible for the execution of all decisions concerning the day-to-day operations of the Properties including normal monthly expenses (as provided for in the Annual Plan and Budget, as defined below), and shall contract for all services deemed advisable by Shurgard, including but not limited to vendors, suppliers, contractors, advertising, vermin extermination, and all utilities such as electricity, gas, fuel, water, sewer, rubbish removal, all for the account of the Company. In arranging for such services and supplies, Shurgard may enter into contracts which cover services and supplies for properties owned or managed by Shurgard in addition to the Properties, in which case Shurgard shall disclose the same to the Company and shall fairly allocate among all properties covered by such contract any discounts or other concessions afforded thereby. In all other cases, when taking bids, issuing purchase orders or otherwise arranging for any goods or services to be obtained for any Property, Shurgard shall act at all times in the best interest of the Company.

    Receipt and Disbursement of Funds

    Shurgard shall cause the establishment of depository bank accounts and interest-bearing bank accounts in the name of the Company at banks approved by the Company; provided, further, that if such accounts have already been established in the name of Shurgard with respect to a Property prior to the contribution of such Property to the Company, then Shurgard may as soon as reasonably possible following the contribution of such Property to the Company cause the bank account to be changed to the name of the Company instead of the name of Shurgard.

    Shurgard shall deposit or cause employees to deposit in the depository accounts all receipts and moneys arising from the operation of the Properties or otherwise received for and on behalf of the Company. Shurgard may set-up a cash pooling system within the Company in order to optimise the Company's treasury management.

    The invoicing of customers of each of the Properties shall be done through a specific structure set-up by Shurgard.

    Shurgard shall establish and be responsible for administering a policy (consistent with its compliance programs on other properties it owns or manages) for specifying the identity of the persons authorized to initiate payments on such bank accounts, and shall be responsible to the Company for any losses arising from Shurgard's handling of such funds. However, Shurgard shall not be responsible for losses due to uncollectible rents, nor for losses resulting from theft or unlawful acts of third persons (except to the extent Shurgard or its employees fraud, gross negligence, wilful misconduct or default under this Agreement contributed to such losses).

    Repair and Maintenance

    Shurgard shall operate, maintain, repair and otherwise manage the Properties in clean, attractive and good repair at all times, and, in connection therewith, shall make and be responsible for the execution of all decisions concerning the janitorial, maintenance, repair, and landscaping of the Properties. Shurgard shall select, engage and discharge all vendors, suppliers, contractors, and subcontractors, with respect to the operation of the Properties on behalf and for the account of the Company. Shurgard shall use its best efforts to prevent any liens from being filed against a Property which arise from any maintenance, repairs or alterations to the Property. The Company and Shurgard shall cooperate fully in obtaining the release of any such liens.

    Capital Improvements

    Shurgard shall on behalf, in the name and for the account of the Company negotiate and contract for, and supervise the installation of, all equipment and capital improvements related to the Properties which have been authorised in advance by Company as part of the Annual Plan and Budget or otherwise. Shurgard shall require satisfactory proof and evidence of insurance against liability for injury to persons and damage to property arising out of contractor's operations from any such contractor performing significant works or capital improvements on a Property.

    Personnel

    Shurgard shall employ, pay, train, and supervise such individuals and in such capacities as shall be necessary to manage the Properties to the same standard to which Shurgard manages properties for its own account. Shurgard shall comply with all laws, ordinances and regulations applicable to such employees. Shurgard shall establish policies and procedures for directing all activities of the on-site employees with respect to the Properties. All direct on-site employees, or any other direct store personnel, area managers, district managers, bad debt collectors, or sales personnel, whether full time or part-time, shall be carried on the payroll of Shurgard, and shall be under the supervision, direction and control of Shurgard, who shall fix their compensation and have the exclusive right to hire and discharge any and all such individuals. Such individuals shall not be or be deemed to be the employees of the Company for any purpose whatsoever.

    Shurgard is fully aware of its obligations and those of the Company under the Belgian law of 4 August 1996 on Health and Safety at the workplace (published in the Belgian State Gazette 18 September 1996) and undertakes to fully comply with and ensure the compliance of the Company with the obligations under said law and any relevant local legislation applicable to the jurisdiction in which the relevant Property is situated. Shurgard undertakes to comply with the obligations relating to the well-being of its workers, as applicable at each of the Properties. Should Shurgard not or not fully comply with these obligations, the Company is automatically authorised to take all appropriate measures to ensure compliance, in all instances, at Shurgard's expense and risk.

    The salaries and wages of on-site employees or any other direct store personnel (including the applicable portion (to be calculated on a fair and reasonable basis) of salaries and wages of area managers, district managers, bad debt collectors, sales personnel) including, without limitation, insurance benefits, pension benefits, property specific bonuses and the like (as customary in the jurisdiction the employees are working), shall be ordinary operating expenses incurred on behalf of the Company as long as said expenditures are consistent with the Annual Plan and Budget.

    The salaries, wages or other costs of any and all other Shurgard employees shall not be charged to the Properties unless specifically approved by the Company with respect to the performance of specific services.

    Regulations and Permits

    Shurgard shall use its best efforts to cause all things to be done, on behalf, in the name and for the account of the Company, on the Properties necessary to comply with any applicable law or regulation, having jurisdiction over the Properties, respecting the use of the Properties or the maintenance or operation thereof. Shurgard shall cause the Company to apply for and use its best efforts to obtain and maintain, on behalf, in the name and for the account of the Company, all licenses and permits required in connection with the operation of the Properties.

    Taxes

    Shurgard shall disburse from the Company's or Subsidiary's funds all taxes, personal and real, and assessments believed by Shurgard to have been properly levied on the relevant Property or Subsidiary or the Company with respect to the Property, the Subsidiaries and the Company, on behalf, in the name and for the account of the Company, except those taxes billed through the holder of any debt on the Property, and, advise the Company of the need or desirability to defend on behalf of the Company any of such charges and seek revision of or appeal from any assessment or charge deemed improper, and, if so requested by the Company, to take all such actions in the name and at the expense of the Company.

    Insurance

    Shurgard shall obtain and maintain insurance on the Company and the Properties as contemplated by Clause 6.

    Annual Plan and Budgets

    Shurgard shall prepare and submit to the Company a Preliminary Plan and Budget and an Annual Plan and Budget in accordance with Clause 7.

    Accounting, Records, and Reporting

    Shurgard shall establish, supervise, direct and maintain, at Shurgard's executive or local offices, full, true and correct books and records reflecting, on an accrual basis, all monies collected, paid out under this Agreement, reserved by Shurgard, or remitted to the Company (collectively, the "general ledger records"), in accordance with US GAAP.

    Shurgard shall also maintain at the applicable Property or at its executive offices receipted bills for all expenses paid by Shurgard for the benefit of the Company, leases and related documents and correspondence, material contracts, records of rental income and charges, warranties and all other documentation related to the development and operation of the Properties. All general ledger records, receipted bills, daily bank deposit records and supporting documentation and monthly customer data (including occupancy information, inventory report and accounts receivable status) shall be retained by Shurgard for at least the legally required time after the expiration or termination of this Agreement, and all other such books and records shall be retained for such period, if any, as is consistent with Shurgard's policies regarding record retention applicable to properties it manages for its own account, provided, further, that any such books and records that are material to the operation of any Property shall be retained for a minimum of one year even if Shurgard's policies would not otherwise require retention.

    Shurgard shall provide the Company with access to such records and the Company shall have the right to make copies of all such records.

    Shurgard shall, on behalf of the Company, cause to be prepared income tax and VAT returns and elections for the Properties and the Subsidiaries. Except as expressly provided in this Clause 4.11 and 4.16, Shurgard shall not be required to prepare any accounting information, provide assistance with respect to any tax audits, or provide other accounting services for the Company over and above the accounting, records and reporting which it carries out in respect of the Properties and the Subsidiaries on a regular basis under this Clause unless specifically agreed with the Company such agreement not to be unreasonably withheld, and with fair and reasonable compensation to be paid to Shurgard for such other matters as may be agreed with the Company.

    Legal Actions

    Shurgard shall cause to be instituted on behalf of the Company, using legal counsel approved by the Company, all legal actions or proceedings Shurgard (acting reasonably) deems necessary or advisable in connection with the day-to-day operations of the Properties, including, without limitation, all actions for collection of charges, rent or other amounts due to the Company with respect to the Properties or to oust or dispossess tenants or other persons unlawfully in possession under any lease, license, concession agreement or otherwise, and may collect damages for breach thereof or default thereunder by such tenant, licensee, concessionaire or occupant.

    Shurgard shall also arrange for and supervise the defence of legal actions brought against the Company with respect to such matters, provided Shurgard may not confess judgment or settle any uninsured legal actions against the Company without the Company's prior approval if in excess of EUR 250,000.00. The third-party costs of all such legal actions or proceedings shall be borne by the Company.

    Hazardous Substances

    Shurgard shall be responsible for the proper handling and disposal of hazardous substances used and/or generated in the normal course of usual maintenance, repair and construction activities for the Properties so as to ensure compliance with all relevant legislation. The costs and expenses for handling and disposing such substances will be paid by the Company.

    Emergency Response Services

    In the case of an emergency that, in the opinion of Shurgard (acting reasonably), requires immediate repairs or alterations or other emergency response services whose cost would exceed Shurgard's authority under this Agreement, Shurgard may exceed said monetary limitation as appropriate in Shurgard's discretion. As used herein, "emergency" shall mean a circumstance in which personal injuries or significant property damage could occur if appropriate corrective or preventative measures are not taken within 72 hours. Shurgard shall promptly provide the Company with a written description of the emergency circumstances and the remedial actions taken with respect thereto.

    Lender Requirements

    Shurgard shall in the management of the Properties and the Subsidiaries use its best efforts to ensure compliance with all applicable covenants and provisions contained in any loan documents relating to the Company's borrowing whether pursuant to the Credit Facilities or otherwise.

    Financial Information

Shurgard shall provide the Company with the following information:

  Property level accounting reports and consolidated reports for all Properties with respect to the preceding calendar month within 30 calendar days of the end of such month;

  Quarterly management reports, including a performance review per Property and an updated list of the Properties, directly or indirectly owned by the Company, and consolidated US GAAP unaudited financial statements for the Company, consisting of an income statement, a statement of cash flows and a balance sheet, and a variance schedule comparing actual to pro forma results, within 45 days of quarter end;

  Consolidated annual US GAAP audited financial statements for the Company, limited to a balance sheet, income statement and cash flow statement, within 90 days of the end of the fiscal year;

  Annual operating and capital expenditure budget, broken down by month, at least 15 days prior to the beginning of a new fiscal year. These budgets shall be adjusted in January to reflect the actual year-end occupancy

Shurgard shall also prepare and present financial statements for the Company the Properties (if any) and the Subsidiaries under generally accepted accounting principles applicable in their respective jurisdiction, but only as far as legally required in such jurisdiction.

  Duties of the Company

    Cooperation

    The Company hereby agrees to cooperate with Shurgard in the performance of its duties under this Agreement and to allow Shurgard, by any reasonable means, to properly fulfil its duties and obligations under this Agreement, including the representation of the Company vis-à-vis third parties, European, federal, national, regional or local public authorities and any courts or arbitrational instances, and to that end, upon the request of Shurgard, to give Shurgard reasonable access to all files, books and records of the Company relevant to and required in connection with the operation of the Properties, and to execute all documents or instruments necessary or advisable to enable it to fulfil its duties under this Agreement.

    Debt Service

  The Company or, as the case may be, the Subsidiaries, shall be responsible for payment of all promissory notes, obligations and debts servicing the Properties, whether secured or unsecured, and Shurgard shall have no obligation or authority to pay the same.

  Insurance

Shurgard shall obtain and maintain such insurance in the name of the Company with respect to the Properties as is comparable to the insurance Shurgard carries from time to time on similar properties managed by it for its own account, to protect the interests of the Company, its lenders and Shurgard. Shurgard may include the Properties under any blanket insurance policy carried by Shurgard for other similar properties that it manages.

At a minimum, such insurance shall include in relation to any of its Properties:

    at all times (save where and to the extent that the subject Property is in the course of construction and the subject of a contractor's insurance policy complying with the terms of the Development Agreement), a combined commercial general liability insurance in the full reconstruction value in respect of the Properties and the fixtures and fixed plant and machinery which forms part of such Properties, including general property coverage, coverage for loss, bodily injury, property damage and business interruption for at least 12 months providing for levels of protection in accordance with sound and customary commercial practices in the relevant jurisdiction;

    insurance against third party and public liability risks;

    insurance and indemnification for Shurgard, the Company and each of its shareholders, and, in connection therewith, it shall specifically name Shurgard, the Company and each of its shareholders as additional insured parties for the full limit of such insurance;

    waivers of subrogation against the Company and each of its shareholders as well as Shurgard.

All insurance provided for in this Clause 6 shall be effected by policies issued by insurance companies of good national reputation, including Shurgard's own captive insurance, operator if any. If such internal captive insurance operator is planned to be used for the Properties, the terms, conditions, related costs and benefits of such captive insurance operator shall be provided to, and approved by, the Luxco prior to its implementation and application to the Properties.

The cost of such insurance, including a pro rata portion of any blanket insurance policies, shall be allocated among the Properties by Shurgard (acting fairly and reasonably) and charged to the Company as a direct cost of operation of the Properties.

  Annual Plan and Budgets

    Preparation, Approval and Amendment of Annual Plan and Budget

      No later than the first day of December prior to the commencement of each calendar year Shurgard shall prepare and submit to the Company a preliminary business plan and budget, including a capital expenditure budget and operating budget, and the estimated receipts and expenditures of the Company for the forthcoming calendar year, and, if any, the plan for cash distributions by the Company (each such budget is herein called a "Preliminary Plan and Budget"). The Preliminary Plan and Budget shall also include a re-forecasting of the cash flows over the projected remaining Investment Term. Following review by the Company, the Parties shall endeavour to agree on the Preliminary Plan and Budget and the Company shall approve such agreed Preliminary Plan and Budget by December 31 of the year preceding the forthcoming calendar year in question.

      Prior to January 20 of each calendar year, Shurgard shall prepare and present to the Company, for its review and approval, a final business plan and capital expenditure and operating budget for the Properties and the Company with respect to that year, based on the Preliminary Plan and Budget but adjusted to the actual year-end occupancy figures, and a forecast of the Company's business plan for the remaining Investment Term. Following review by the Company, the Parties shall endeavour to agree by January 31 of each calendar year in question on any revisions that may be made to the Preliminary Plan and Budget. Upon approval by the Company, such plan and budget is the "Annual Plan and Budget" for the then-current calendar year. Although the Preliminary Plan and Budget and the Annual Plan and Budget shall include and be based on detail regarding projected monthly revenue and expenses for each Property, references to the Annual Plan and Budget mean the aggregate budget for the Properties as a whole.

      Until the Annual Plan and Budget with respect to a year is approved, Shurgard shall operate the Properties in accordance with the prior year's Annual Plan and Budget (adjusted to reflect actual revenue and expenses for such prior year). In this case, Shurgard shall be responsible for identifying what the potential negative impacts of following such an Annual Plan and Budget shall have on the Company and communicating those impacts to the Company. The Company shall then make whatever adjustments to the Annual Plan and Budget considered essential for preserving the viability of the Company and the proper execution of Shurgard's fiduciary duties.

      After the approval of the Annual Plan and Budget, if changes in circumstances not contemplated at the time the Annual Plan and Budget was submitted, make it desirable to amend or modify the Annual Plan and Budget, Shurgard shall submit such amendment or modification to the Company for approval and until so approved shall operate the Properties in accordance with the Annual Plan and Budget as approved. Such amendments or modifications shall immediately become part of the Annual Plan and Budget upon approval.

      The Preliminary Plan and Budget for 2003 is attached hereto in Exhibit 7.1.5 and has been approved by both Parties and shall be updated at the Closing (as defined in the Joint Venture Agreement).

      The contents of the Preliminary Plan and Budget and Annual Plan and Budget are confidential and shall be treated as such. Each Party is prohibited from disclosing all or any part of the Preliminary Plan and Budget and Annual Plan and Budget, at any time. This Clause shall survive the expiration or termination of this Agreement.

    Management of Properties in Accordance with Annual Plan and Budgets

    Shurgard shall use diligence and employ all reasonable efforts to ensure that the actual costs of maintaining, repairing and operating the Properties in accordance with the terms of this Agreement shall not, in the aggregate, exceed the Annual Plan and Budget therefor; provided, however, the Company and Shurgard hereby acknowledge and agree that the Annual Plan and Budget shall be prepared for planning purposes and Shurgard is not warranting the performance of the Properties as budgeted.

    Annual Plan and Budget Interpretation

  All provisions in this Agreement requiring or authorising Shurgard to take actions "consistent with" or "pursuant to" an Annual Plan and Budget (or other similar phrases) shall mean the applicable Annual Plan and Budget in the aggregate and shall not be interpreted as referring only to a specific Property, line item or other component thereof. The Parties hereto further acknowledge that certain expenses (the Property Management Fee (Cfr. Clause 8.1), retail sales costs, retail sales taxes, credit card fees, customer insurance cost and debtor recovery fees) will exceed the budgeted amounts therefor if revenues related thereto exceed budgeted levels, and that accordingly for purposes of determining whether expenditures are consistent with the Annual Plan and Budget the extent to which these specified items exceed budgeted amounts shall be disregarded.

  Shurgard's Compensation and Reimbursement

  Direct Costs and Expenses related to the operation of a Property, after acquisition by the Company of such Property, shall be directly allocated to the Company, and otherwise the services rendered by Shurgard relating to the operation of the Properties and its duties hereunder, shall be reimbursed through a fee structure as set forth hereinafter.

    Quarterly Property Management Fee

    For Shurgard's management of the Properties, the Company shall pay to Shurgard a quarterly property management fee (the "Property Management Fee") with respect to each Property equal to 7% of such quarter's Gross Revenues (as defined below) arising from the operation of such Property, payable quarterly in arrears.

    During the rent up period (which shall commence upon the date a first customer is moved into the Property (as referred to in Clause 8.4.1) and as long as Gross Revenues in respect of the relevant Property do not generate quarterly at least EUR 12,500.00 as Property Management Fee, but no longer than two years from the commencement of such rent period of the Property, a flat quarterly fee of EUR 12,500.00 per centre (EUR 50,000.00/centre/year) will be due, payable quarterly in arrears.

    For small Properties, that according to the proforma in the relevant Real Estate Package, a sample of which is attached in Exhibit 8.1, would not achieve sufficient stabilised revenue to generate at least EUR 50,000.00 in annual Property Management Fees, even after expiration of the above two year period, the annual Property Management Fee will not be less than EUR 50,000.00 per annum for the entire Term of this Agreement, and the Properties have been evaluated on that basis when determining the viability in accordance with the Real Estate Package.

    The Property Management Fee is exclusive of Direct Costs and Expenses as set forth in Exhibit 8, but includes the rights under the licensing provisions as set forth in Clause 10.

    The term "Gross Revenues" means any and all revenues, however denominated, arising from, in connection with or otherwise attributable to the operation of the Properties and the business conducted by the Company in connection therewith, including, without limitation, fixed and percentage rentals, rentals or other payments paid in connection with vending machine or concessionaires (but not the gross receipts of vending machines or concessionaires but the net amount retained by the Company), net revenues from lock and box sales, truck rental revenues, maintenance charges, and administrative and late fees, if any, paid by the tenants of the Properties in addition to basic rent, parking fees, if any, unclaimed foreclosure revenues in excess of rent due, net revenues from sales of space planning systems and products, storage space consulting fees, revenues for leases of billboards and cell sites, net revenues for the sale of packaging material and customer insurance and all money whether or not otherwise described herein paid for the use of the Properties, determined on an accrual basis (net of any amounts written off by Shurgard (during the relevant period whether or not relating to such period or previous period and/or) as uncollectible, but including recoverables in case these amounts end up to be recovered).

    The term "Gross Revenues" does not include proceeds of casualty liability or any other insurance (save for proceeds of business interruption insurance), condemnation , any proceeds of any sale or financing or any other transfer, encumbrance or conveyance of any portion of the Properties, federal, state and municipal sales, excise use or other similar taxes, including VAT, collected from customers or which are included as part of the sales price of any goods or services, any refunds or rebates received by the Company, whether from taxing authorities, public utility companies or vendors of services or supplies, any insurance proceeds or any payment of claims against third parties (except payment (net of associated litigation and other expenses incurred in securing payment) of claims (or settlements or judgments relating thereto) for rentals, fees or charges from customers), income earned on any accounts maintained by the Company or earned upon any indebtedness held by the Company or any other dividend or interest income from investment of Company assets and for the avoidance of doubt no single item shall be counted more than once as a part of Gross Revenues

    Quarterly Company Asset Management and Accounting Fee

    For Shurgard's preparation of the financial information as described in Clause 4.11 and Clause 4.16 above, the Company shall pay to Shurgard a quarterly asset management fee with respect to each Property equal to EUR 1,500.00 (EUR 6,000.00/centre/year), payable quarterly in arrears ("Asset Management Fee").

    All external costs and expenses in direct relation to the asset management and accounting of the Company, such as audit fees or property appraisals, shall be charged to the Company directly against presentation of proper invoices.

    Pool Account Reimbursement

    Certain direct costs, including certain marketing costs and information system costs, that also benefit other properties managed by Shurgard, may be paid by Shurgard and recuperated from the Company (on a fair and reasonable basis) through a Pool Account Reimbursement as outlined in the relevant Real Estate Package ("Pool Account Reimbursement").

    Payment of Fees; Reimbursements

      The Property Management Fee accrues as of the first of the month during which a first customer is moved into the Property. Any operational activity prior to this, such as the organisation of pre-leases during the construction phase, is not subject to any Property Management Fee payment. Although the Property Management Fee is due as of the first of the month during which a first customer is moved into the Property, for accounting purposes, a Property shall only qualify as open from its first full month of operation. The Property Management Fee for each quarter during the term of this Agreement shall be paid within 10 days after issuance of the quarterly report for such quarter.

      The Asset Management Fee accrues as of the first of the month during which a first customer is moved into the Property as contemplated by Clause 8.4.1. Although the Asset Management Fee is due as of the first of the month during which a first customer is moved into the Property, for accounting purposes, a Property shall only qualify as open from its first full month of operation. The Asset Management Fee for each quarter during the term of this Agreement shall be paid within 10 days after issuance of the quarterly report for such quarter.

      Pool Account Reimbursement for each quarter during the term of this Agreement shall be paid by the Company concurrent with the payment of the direct costs.

      Shurgard is hereby authorised, without any further consent or approval of the Company, to deduct the aggregate of the fees, as mentioned above, including any applicable VAT or other taxes or duties, from the Property revenue upon such payment becoming due.

    VAT

  All fees mentioned in this Agreement are stated exclusively of any applicable VAT or other taxes or duties.

  Term of Agreement; Termination; Purchase Option

    Exclusive long term management

      Shurgard shall have the exclusive long term right to manage and operate the Properties in accordance with this Agreement, which shall survive (i) the sale of the Properties (including the self-service storage facilities and/or the subsidiaries of the Company owning such self-service storage facilities) by the Company or (ii) a change-of-control of the Company, subject to termination for cause as described in Clause 9.4.

      If at any time during the Term it can be demonstrated that the value of any of the Properties through redevelopment of such Property for another use would be at least 50% higher than the value of the same Property on a continuing use basis as a self-service storage facility, either Party or Luxco may request that such Property shall be sold separately at the higher valuation, it being understood that in no event such Property may be sold, directly or indirectly, to a Competitor. Such Property shall no longer be subject to this Agreement and the Development Agreement as from its transfer by the Company. Such higher valuation must be demonstrated by mutual agreement of Shurgard and, either the Company or Luxco or, alternatively, by an actual sale to a third party at such higher valuation. If the Parties are unable to obtain an actual sale price at such higher valuation, the Property may only be sold with the prior written agreement of both Parties.

      If a Property is sold pursuant to Clause 9.1.2 when Luxco is no longer a shareholder of the Company, Shurgard has the right to be compensated by the Company for all loss of the fees it would have earned (calculated on the then current rates) in the future under this Agreement if it were not for the fact that such Property will no longer be subject to this Agreement, such sum to be discounted for the accelerated receipt of the same.

    Term

    This Agreement has been entered into for a minimum duration of twenty years (the "Term") and may only be terminated under the terms and conditions provided herein.

    Renewal

      At the expiration of the Term, Shurgard shall have the right to renew this Agreement, for consecutive terms of five years (the "Renewal Term"), on market terms and conditions, subject to the provisions of this Clause 9.3.

      If Shurgard wishes to renew the Agreement, it shall notify the Company (or its legal successor in title to the Properties) thereof at least 6 months prior to the expiration of the Term ("Renewal Notice"), with a copy to each of the Shareholders of the Company at that time.

      The Renewal Notice shall include at least a draft management services agreement along the lines of this Agreement but which shall include the new terms and conditions under which Shurgard is willing to renew the Agreement ("Draft Renewal Agreement"). The Draft Renewal Agreement shall be in accordance with market terms and conditions at that time.

      Within one month at the latest as from notification of the Renewal Notice, the Company shall notify Shurgard whether or not it agrees with the Draft Renewal Agreement ("Renewal Reply Notice"):

    Where the Company agrees with the proposed terms and conditions, two duly signed original versions of the Draft Renewal Agreement shall be annexed to the Renewal Reply Notice.

    Upon receipt of these two signed originals, Shurgard shall sign each of those and promptly return one duly signed version to the Company.

    Where the Company challenges the terms and conditions of the Draft Renewal Agreement, the Renewal Reply Notice shall include the market terms and conditions which, according to the Company, should apply, and the Parties shall (i) enter into negotiations on these market terms and conditions (ii) negotiate in good faith, and (iii) use best efforts to come to an agreement thereon within 1 month as from the notification of the Renewal Reply Notice.

    Where the Parties fail to agree on the terms and conditions of the Draft Renewal Agreement within 1 month as from the notification of the Renewal Reply Notice, the Company shall be entitled to test the market and find an appropriate successor management company, which must be one of the three largest self-service storage operators in the EU (in number of operated self storage facilities), other than Shurgard ("Eligible Competitor").

    The Company shall notify Shurgard of the identity of the Eligible Competitor and shall include a revised draft management services agreement, agreed with the Eligible Competitor for a term of at least five years and providing for substantially the same scope of engagement, management duty and authority and substantially the same standards of performance as this Agreement("Draft Competitor Agreement"), within 3 months following the Renewal Reply Notice (such notice being a "Competitor Notice"). Shurgard shall have a right of first refusal on the Draft Competitor Agreement ("Right of First Refusal") to be exercised as set forth hereafter in Clause 9.3.5.

    If within three months following notification of the Renewal Reply Notice, the Company fails to notify Shurgard of the identity of the Eligible Competitor and the related Draft Competitor Agreement in accordance with Clause 9.3.3(c), the Company shall be deemed to have agreed with the terms and conditions of the Draft Renewal Agreement and shall be legally bound thereby.

      If within one month following notification of the Renewal Notice by Shurgard, the Company fails or refuses to give Shurgard a Renewal Reply Notice in accordance with Clause 9.3.3(a) or (b), the Company shall be deemed to have disagreed with the terms and conditions of the Draft Renewal Agreement. In such event, Shurgard shall invite the Company by notice ("Second Renewal Notice") to either (i) start negotiations on the Draft Renewal Agreement in accordance with Clause 9.3.3(b) or to (ii) test the market to find an appropriate successor management company in accordance with 9.3.3(c) and (d), it being understood that both Clauses shall be applied mutatis mutandis and that, in this respect, Renewal Reply Notice shall be read as Second Renewal Notice. If the Company does not start negations with Shurgard within one month of the Second Renewal Notice, the Company shall be deemed to be testing the market to find an appropriate successor management company as of the notification of the Second Renewal Notice and Clause 9.3.3(d) shall apply mutatis mutandis, and in this respect, Renewal Reply Notice shall be read as Second Renewal Notice.

      Right of First Refusal

    The Right of First Refusal may only be exercised on each and all terms and conditions of the Draft Competitor Agreement, without any modification.

    If Shurgard wishes to exercise its Right of First Refusal, Shurgard shall send within 30 calendar days as from the postmark of the Competitor Notice, a written notice of acceptance ("Notice of Acceptance") to the Company and the Eligible Competitor, indicating Shurgard's decision to exercise its Right of First Refusal.

    Upon receipt of the Notice of Acceptance, the Company shall draft and sign a management services agreement with exactly the same terms and conditions as the Draft Competitor Agreement and send two duly signed originals thereof to Shurgard for the latter's signature.

    Upon receipt of these two signed originals, Shurgard shall sign each of those and promptly return one duly signed version to the Company.

    If Shurgard does not wish to exercise its Right of First Refusal, Shurgard shall send within 30 calendar days as from notification of the Competitor Notice, a written notice of refusal ("Notice of Refusal") by to the Company, indicating Shurgard's decision not to exercise its Right of First Refusal.

Upon receipt of the Notice of Refusal, the Company shall sign the Draft Competitor Agreement and send two duly signed originals to the Eligible Competitor for signing purposes.

The Company shall use reasonable endeavours to cause the Eligible Competitor to, upon receipt of these two signed originals, sign each of those and promptly return one duly signed version to the Company by registered letter, and a copy to Shurgard.

      If the Company has not received a Renewal Notice at least six months prior to the expiration of the Term, the Company shall request confirmation of Shurgard whether or not Shurgard wants to renew the Agreement (the "Confirmation Notice") and shall allow Shurgard one month as from notification of the Confirmation Notice to reconsider its decision. If Shurgard does not respond in writing within said one month period it will be deemed not to renew the Agreement and Clause 9.3.8 shall apply.

      If Parties fail to send, respectively, the Renewal Notice and the Confirmation Notice, this Agreement shall continue after the Term provided (i) that Shurgard at any time shall have the right to either send a Renewal Notice or a notice to terminate the Agreement upon six months prior notice, and (ii) that the Company at any time shall have the right to send a Confirmation Notice in accordance with 9.3.6.

      Should Shurgard not wish to renew the Agreement, the Agreement shall expire as set forth in Clause 9.2, or as the case may be, in accordance with 9.3.7. In such a case, Shurgard shall continue to manage the Company and the Properties under the terms and conditions of this Agreement, until a successor management company has been appointed by the Company which takes over the functions of Shurgard and such successor management company has obtained the approval of the competent authority, if required.

    Termination for cause

      The Company may terminate this Agreement at any time upon 10 days' written notice to Shurgard, in the event of fraud, gross negligence or wilful misconduct, if such fraud, gross negligence or wilful misconduct would be so serious that it can not be cured by Shurgard and would make any further professional cooperation between the Parties impossible. Such removal will only be effective at the moment when a successor management company takes over the functions of Shurgard and such successor management company has obtained the approval of the competent authority, if required.

      Either Party may terminate this Agreement upon 10 days' written notice to the other Party if the other Party has:

    failed to perform any of its material obligations under this Agreement within 10 days after notice from the other party of the need for such performance if such failure to perform relates to payment of a monetary obligation or preparation of a Preliminary Plan and Budget or Annual Plan and Budget (collectively, the "Monetary Obligations") and otherwise within 30 days after such notice or, with respect to non-Monetary Obligations, if a longer period is reasonably required for such performance, if the breaching party has not commenced to cure such default within the above mentioned 30-day period and thereafter continuously and diligently prosecuted the same to completion;

    commenced in any court any voluntary bankruptcy or judicial composition proceeding (each, a "Bankruptcy Proceeding");

    had filed against it in any court any Bankruptcy Proceeding;

    suffered or permitted a receiver, trustee, liquidator or similar officer to be appointed to administer and/or liquidate all or substantially all of its assets, and such appointment shall not be vacated or set aside within 30 days after the appointment of such receiver, trustee, liquidator or similar officer; or

    any equivalent act of financial default occurring in relation to the relevant Party in accordance with the laws of any jurisdiction relevant to that Party.

      If this Agreement is terminated, the Development Agreement shall be deemed to have been terminated at the same time, provided that damages in respect of the same loss arising under both agreements shall be recoverable once only under either agreement and not twice under the two agreements

    Purchase Option

      If for any reason (other than fraud, gross negligence or wilful misconduct), this Agreement or the Development Agreement is terminated by the Company prior to the end of its Term or any of the Renewal Terms, Shurgard shall have the right to acquire all the Properties or Subsidiaries at Fair Market Value (the "Purchase Option"), without prejudice to either Party's right to claim any damages, if applicable.

      In case Shurgard wishes to exercise its Purchase Option, it shall notify the Company and its Shareholders at that time thereof at least within 90 calendar days after termination of the Agreement ("Exercise Notice").

      The Exercise Notice shall include:

          whether Shurgard wishes to purchase the Properties or Subsidiaries, for its own account, or together with or for the account of another investor;

          Shurgard's calculation of the Fair Market Value ("Exercise Price") with the details of such calculation in accordance with the rules set out in Clause 9.5.9; and

          any other conditions under which the Properties or Subsidiaries would be transferred.

      If the Company replies in writing within 30 calendar days following notification of the Exercise Notice to accept the Exercise Price and the other transfer conditions, as soon as possible after such written reply, the Parties shall cause the Properties or Subsidiaries to be sold to Shurgard at the Exercise Price and on the other conditions as set out in the Exercise Notice and in accordance with Clause 9.5.8.

      Failing any written reply by the Company in accordance with Clause 9.5 within thirty calendar days following notification of the Exercise Notice, the Company shall be deemed to disagree with the Exercise Price and Clause 9.5.6 shall apply.

      If the Company disagrees with the Exercise Price, the Company may during a thirty day period following notification of the Exercise Notice, propose to Shurgard in writing (the "Notice of Objection") such adjustments, if any, as shall in the Company's judgement be required to determine the Fair Market Value in accordance with the rules set out in Clause 9.5.9. The Notice of Objection shall contain a statement of the basis of the Company's objection.

      If the Company has given Shurgard a Notice of Objection or if the Company has failed to reply, the Parties shall (i) enter into negotiations on the Fair Market Value (ii) negotiate in good faith, and (iii) use best efforts to attempt to resolve the disputed issues and to agree on the Fair Market Value ("Adjusted Exercise Price"), within a reasonable period of time which should not exceed 2 months as from the Notice of Objection or 3 months as from the Exercise Notice, in case the Company did not reply, it being understood that such periods may be extended by the Parties' mutual agreement.

      If the Parties are able to reach agreement within the above mentioned time frames, and as soon as possible after having reached agreement, the Parties shall cause the Properties or Subsidiaries to be sold to Shurgard in accordance with Clause 9.5.8.

      If the Parties are not able to reach agreement within the above mentioned time frames, the Company shall appoint a third-party expert to resolve the disputed issues and to determine the Fair Market Value in accordance with the rules set out in Clause 9.5.9 (the "Independent Expert"). The Company shall elect such Independent Expert from a list of three competent independent experts of satisfactory international reputation, as proposed by Shurgard. The Independent Expert can either use his own pan-European network, or co-ordinate competent and reputable local experts in the different markets.

      In determining the Fair Market Value, the Independent Expert shall limit its inquiry to the disputed issues, i.e., to those items to which the Company has objected in the Notice of Objection.

      The Independent Expert shall determine the Fair Market Value ("Appraised Exercise Price"). Within 60 days after his appointment, he will send his appraisal report to both the Company and Shurgard. Within 15 days after receipt of the appraisal report, the Parties will provide the Independent Expert with their comments and arguments on such report. Parties shall always copy each other on all correspondence with the Independent Expert. Together with their comments, the Parties can request a meeting with the Independent Expert; and after having received the comments of the Parties, the Independent Expert can also request a meeting with the Parties. Such meetings will always be held in the presence of representatives of each Party upon at least 7 days prior written notice. The Independent Expert shall send his final appraisal report, including the Appraised Exercise Price, to both Parties at the latest within 45 days after receipt by the Parties of the draft appraisal report. The Appraised Exercise Price shall be binding upon the Parties (in accordance with Article 1592 of the Belgian Civil Code) and the Parties shall cause the sale of the Properties or Subsidiaries as soon as possible after having received the Independent Expert's decision, in accordance with Clause 9.5.8, provided that Shurgard shall not have any obligation to purchase the Properties or Subsidiaries if the Appraised Exercise Price exceeds the Exercise Price.

      The Company shall bear the Independent Expert's fees.

      The Properties or Subsidiaries shall be transferred to Shurgard or as they shall direct upon payment by Shurgard to the Company of either the Exercise Price, the Adjusted Exercise Price or the Appraised Exercise Price, depending on which procedure has been followed.

      Fair Market Value

    The Fair Market Value means the "Market Value" of the Properties or Subsidiaries as defined in Practice Statement 4.1 of the RICS Appraisal and Valuation Manual published by The Royal Institution of Chartered Surveyors (the Red Book) provided that, in the event of a sale of the Subsidiaries, the valuation shall be based on the Fair Market Value of the underlying Properties but shall also take into account the other assets and liabilities of the Subsidiary, holding such Property on a consolidated basis. The Independent Expert, in his best professional opinion may deviate from the Red Book and use a valuation method which is more suited for a given Property or Subsidiary.

    Damages; Indemnification

    If for any reason (other than as provided in Clause 9.4.1 or 9.4.2), this Agreement is terminated, either Party shall be entitled to claim damages and proper indemnification, if applicable, whether or not the Purchase Option has been or shall be exercised.

    Post-termination actions

      Within 45 days after the expiration or termination of this Agreement, whether or not in accordance with this Clause 9, Shurgard shall provide the Company with a final accounting of all transactions theretofore completed. Any amount then owing to Shurgard pursuant to the terms of this Agreement, whether for reimbursement of expenses or on account of its fees hereunder, shall be paid promptly to Shurgard.

      Upon expiration or termination of this Agreement, Shurgard shall surrender to the Company custody and possession of the Properties, as well as the books and records of the Company or relating to the operations of the Properties. All signs utilizing Shurgard Marks (as defined below) and lighthouses shall be removed in accordance with Clause 10.1.5. All personal property (including, but not limited to, capital equipment, computers and computer peripherals, hardware, trade and non-trade fixtures, materials and supplies, but specifically excluding Shurgard's on-site property management software, which will remain the property of Shurgard) acquired pursuant to this Agreement and paid for by the Company (either directly or by reimbursement to Shurgard) is the property of the Company and will remain at the Properties at the expiration or termination of this Agreement, unless the Company requests Shurgard to remove said property

      Upon expiration or termination of this Agreement, upon the Company's request and at the Company's expense (unless determined in accordance with Clause 8.4 on account of a relevant event occurring in relation to the Company or for which the Company has responsibility hereunder), Shurgard shall do all things reasonably necessary to cause an orderly transition of the management of the Properties without detriment to the rights of the Company or to the continued management of the Properties.

      The expiration or termination of this Agreement shall not prejudice the rights and obligations of the Parties which, due to their nature, shall survive the expiration or termination of this Agreement in particular Clauses 7.1.6, 9.3, 9.5, 9.6, 9.7, 10, 13, 16, 17, 18 and 23.

  Use of Trademarks, Service Marks and Related Items

      Shurgard's entry into, or implementation of, this Agreement shall not give the Company any independent right to use of Shurgard's trademarks, service marks and related items; provided, however, Shurgard shall and confirms it is entitled to, use (i) the names, trademarks and service marks "Shurgard," "Shurgard Storage Centres," and "Shurgard Self-Storage" and related marks, slogans, caricatures, designs and other trade or service items (collectively, the "Shurgard Marks"), and (ii) all of its training programs, (iii) the proprietary Shurgard store management software package and other proprietary programs and systems, for the non-exclusive benefit of the Company in its operation of the Properties during the Term or any Renewal Term, the royalties for which are covered by the Property Management Fee. The Shurgard Marks will remain and be at all times the property of Shurgard or its Affiliates, and Shurgard shall have the right to discontinue the use of certain Shurgard Marks in the operation of the Properties at such time as Shurgard discontinues the use of such Shurgard Marks with respect to the operation of its own properties and properties it manages for other persons.

      All Properties shall bear the standard signage utilizing Shurgard Marks upon their transfer, either by contribution or sale to the Company. In the event that Shurgard determines that additional signage is desirable, then upon the approval of the Company, Shurgard shall cause such signage to be purchased and to be secured on the Properties in the name and for the account of the Company.

      Upon expiration or termination of this Agreement, or the earlier discontinuance of the Shurgard Marks as provided in Clause 10.1.1 hereinabove, all use of Shurgard Marks by and for the benefit of the Company shall be immediately terminated and any sign bearing any of the foregoing shall, at the Company's expense (unless this Agreement was terminated for fraud, gross negligence or wilful misconduct in which case at the cost of Shurgard), be removed by the Company as soon as reasonably practicable (and in any event not later than 3 months from the date of termination of this Agreement, or within 12 months should the contract be terminated for fraud, wilful misconduct or gross negligence) and no longer used by the Company or its Affiliates. Pursuant to a written request from the Company, Shurgard and the Company shall enter into a written non-exclusive license agreement ("License") for the above period of either 3 or 12 months, as the case may be, to: (i) use the name "Shurgard" on one sign located beneath the sign at the Property, which sign shall state "Formerly Shurgard of ________", (ii) to answer the phone at the Property using the phrase "Formerly Shurgard of ___________", and (iii) to retain the same phone number or numbers that correspond to the Property in Yellow Page advertising for the Property. Except as explicitly provided herein, the Company shall have no rights, express or implied, to use the name "Shurgard" or any other trademark, tradename, trade address or copyright protected material of Shurgard.

      Upon expiration or termination of this Agreement, all of Shurgard's training programs, the proprietary Shurgard store management software package and other proprietary programs and systems be returned to Shurgard and shall not be made available in any way to a successor management company; but, upon request, copies of the data for current customers shall be provided.

      Upon termination of this Agreement, as soon as reasonably practicable, Shurgard shall, at the Company's expense (unless this Agreement was terminated in accordance with Clause 9.4.1 or 9.4.2on account of a relevant event occurring in relation to the Company or for which the Company has responsibility hereunder in which case at the cost of Shurgard), remove the non-functional portion of the lighthouse (i.e., the portion of the lighthouse extending above the roofline of the adjacent building), and make necessary alternations to the remaining structure in a good and workmanlike manner so it is functional, in full compliance with applicable legal requirements, and consistent in appearance with the balance of the Property (so far as reasonably practicable) and not exposed to weather damage. All portions of the lighthouse so removed will be the property of Shurgard. Prior to so removing the non-functional portion of the lighthouse, Shurgard shall present to the Company for its consent a description of the alternations to be made in connection with such removal, which consent may not be unreasonably withheld.

      All of the intellectual property or other proprietary rights on the Shurgard Marks, training programs and Shurgard store management software shall remain and be at all times the sole and exclusive property of Shurgard or its Affiliates.

      None of the provisions of this Agreement shall be construed or interpreted as a transfer of any of the aforementioned intellectual property or other intellectual property rights from Shurgard to the Company.

      Any use of Shurgard Marks by the Company other than as expressly contemplated by this Agreement is a violation of this Agreement and trademark law.

  Shurgard's Other Businesses and Properties; Management of Properties

      The Company acknowledges that Shurgard is in the business of managing and developing self-service storage facilities and other commercial real estate facilities, both for its own account and for the account of others. Subject to Shurgard complying with its obligations, the Company hereby expressly acknowledges and agrees as follows:

    This Agreement does not in any way prohibit or restrict the ability of Shurgard and its Affiliates to continue to engage in such activities, or to engage in other business or businesses which may compete directly or indirectly with the activities of the Company or the Properties; and

    Shurgard shall manage all properties and related businesses operated under the Shurgard Marks, including the Properties, for the maximum benefit of all properties and related businesses operated under the Shurgard Marks as a whole which may not necessarily be to the maximum benefit of the Properties owned by the Company. In doing so, Shurgard agrees to use reasonable business judgment in determining such benefits, and to apply all of its management policies consistently to all markets and to all properties within each market.

  Shurgard as Independent Contractor

  In the performance of its duties and obligations under this Agreement, Shurgard is and shall remain an independent contractor with respect to the Company. Nothing contained herein shall be construed as (a) creating a joint venture, company, partnership or principal and agent relationship between Shurgard and the Company or (b) having created any property interest in or to the Properties in Shurgard.

  Indemnification

    Shurgard hereby agrees to indemnify and hold the Company harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, defence, damages and claims (collectively the "Losses") in connection with the operation of the Properties arising from the fraud, wilful misconduct or gross negligence or default under this Agreement of Shurgard, its employees or any of its Affiliates.

    The Company hereby agrees to indemnify and hold Shurgard and its agents, employees and contractors or any of its Affiliates harmless from any and all Losses in connection with the operation of the Property arising from any action, inaction or decision performed or made in connection with the performance of its duties under this Agreement, provided that such action, inaction or decision was taken in good faith in accordance with the provisions of this Agreement and does not result from the fraud, wilful misconduct or gross negligence or default of Shurgard, its Affiliates or their respective agents, employees or contractors.

    The foregoing indemnification provisions shall not include indemnification for consequential damages experienced by the person being indemnified.

    The party to be indemnified pursuant to this Clause 13 shall give prompt notice of the facts giving rise to the claim for indemnity to the indemnifying party and shall allow the indemnifying party to assume the defence of any action and to settle such claim in its sole discretion (acting reasonably).

    The provisions of this Clause 13 shall survive the termination of this Agreement.

  Assignment

  Neither this Agreement nor any right or obligation hereunder is assignable by either Party without the prior written consent of the other Party, provided that each Party can assign the rights and obligations hereunder to any one or more of its respective Affiliated Companies without the prior written consent of the other Party, provided that such assignment shall be expressly stated to have effect only for so long as the assignee remains an Affiliated Company of the assigning Party provided that any such assignment shall not relieve the assigning Party of any of its obligations hereunder, except if agreed otherwise by the Company, which consent shall not be unreasonably withheld.

  Notwithstanding the foregoing, Shurgard shall have the right, upon prior information of the Company but without the consent of the Company, to assign this Agreement to any legal entity which has, by merger, consolidation, purchase or otherwise, acquired substantially all of Shurgard's assets or capital stock and continued Shurgard's business in substantially the same manner as then existing as a manager of self-service storage facilities; provided, however, that no such assignment shall be effective unless the assignee shall expressly assume the obligations of Shurgard hereunder, provided that any such assignment shall not relieve the assigning Party of any of its obligations hereunder, except if agreed otherwise by the Company, which consent shall not be unreasonably withheld.

  Headings

  The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

  Governing Law

  The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of Belgium. If there is any conflict between Belgian law and mandatory local law, applicable to the Company or any of the Properties or Subsidiaries, local law shall prevail but only with respect to the concerned Property or Subsidiary and with respect to the item for which local law applies mandatorily.

  Arbitration

      All disputes arising in connection with any of this Agreement, the Development Agreement, the Joint Venture Agreement, any share purchase agreement executed pursuant to Clause 13.9.2 or Clause 3.2 of the Joint Venture Agreement as well as the Escrow Agreement 1, the Escrow Agreement 2, the Shurgard Break Up Fee Escrow Agreement and the Luxco Break Up Fee Escrow Agreement and any arrangements entered into within the framework of such agreements (together the "Relevant Agreements"), and which Parties are unable to settle amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators, all appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules (the "Court").

      The arbitration shall be held in Geneva. The proceedings and award shall be in the English language.

      Every arbitrator must be and remain independent of any person that is a party to any of the Relevant Agreements, even if such party is not actually a party to the arbitration proceedings being conducted under this present Clause.

      All Parties to this Agreement hereby acknowledge that the subject matter of the Relevant Agreements has a close inter-relationship.

      In order to ensure that all disputes in connection with any of the Relevant Agreements are resolved in a uniform and compatible manner, the Parties to this Agreement agree to procure that the procedures set out in the paragraphs below shall be complied with.

        In addition to the procedural requirements set forth by the Rules, any party to a Relevant Agreement that initiates an arbitration procedure (the "Initial Arbitration Proceedings") shall send a copy of its request for arbitration (the "Notification") to all the parties to all the Relevant Agreements at the same time as making such request for arbitration.

        The Initial Arbitration Proceedings shall be suspended until such time as the Notification process is completed.

        The procedure set out in paragraph 17.1.3(i) above in respect of giving Notification shall similarly apply in respect of all arbitration proceedings that are commenced in respect of the Relevant Agreements subsequent to the Initial Arbitration Proceedings ("Subsequent Proceedings" and any such notification shall similarly be defined as "Notification") and the party initiating any Subsequent Proceedings shall at the same time as making the request for arbitration inform the Secretariat of the Court of the existence of all such arbitration proceedings relating to the Relevant Agreements ("Previous Proceedings") and request that the Court refers the matter to the same arbitrators appointed by the Court in respect of the Previous Proceedings.

        Any party that has received a Notification may, within 30 days from the receipt of such Notification, request to be included as a party (an "Intervening Party") to the arbitration proceedings referred to in the Notification by filing a "Request to Intervene" with the Secretariat of the Court. The parties to the arbitration proceedings referred to in the Notification shall do all things possible to assist the Intervening Party in being joined as a party to those arbitration proceedings (which shall include applying for an extension of the deadline for the filing of documents to enable the Intervening Party to file documents).

        Any party to any arbitration proceedings initiated in accordance with this Clause 17 may at any time request that any other party or parties to any of the Relevant Agreements be joined in such arbitration proceedings (the "Joined Party or Parties"), provided that the party making the request reasonably believes the subject matter of the arbitration proceedings justifies the joinder of such Joined Party or Parties. A request for such joinder shall be made by written notice to the Secretariat of the Court (a "Notice of Joinder") copied to the Joined Party or Parties.

        If, notwithstanding the provisions of this Clause 17, separate arbitral procedures in respect of any of the Relevant Agreements have been initiated, any party to such arbitral procedures shall be entitled to request that the Secretariat of the Court consider consolidating the arbitral proceedings into one arbitral proceeding.

      The arbitrators shall decide to so consolidate any two or more proceedings if it appears to them to be in the interest of justice that the various disputes and issues submitted to arbitration be adjudicated in one arbitral proceeding and by one award. The arbitrators shall be bound to consolidate such proceedings if to do otherwise could result in awards that are irreconcilable or which would be unenforceable.

      The Parties hereby agree not to seek judicial review of any award made pursuant to this Clause 17. They specifically and irrevocably exclude their right to seek judicial review of the award on all the grounds listed in article 190 (2) of the Swiss Conflict of Laws Statute.

      The Parties hereby acknowledge that all Relevant Agreements either have or shall include wording similar to this Clause 17 in such Relevant Agreement.

  Notices

  Any and all notices, elections or demands permitted or required to be made under this Agreement must be in writing, signed by the Party giving such notice, election or demand, and must be delivered personally, transmitted by electronic means (by e-mail or facsimile) with receipt confirmed or sent by nationally reputed courier service that provides verification of delivery, to the other Party, at the address set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Clause 18. The date of personal delivery or the date of e-mail or receipt, as the case may be, is the date such notice is effectively given, provided that the Parties agree that wherever practicable, and as a first option, any form of communication contemplated by this Clause 18 and under this Agreement generally shall be transmitted by electronic means.

If to Shurgard:
Shurgard Self Storage SCA
President Quai du Commerce 48 1000 Brussels Facsimile: +32 2 229 56 55 with a copy to the General Counsel [Add e-mail addresses]
If to the Company:
Attention [●] Quai du Commerce 48 1000 Brussels with a copy to [●] [Add e-mail address]
If to Luxco:
Crescent Euro Self Storage Investments SARL 398, route d'Esch L-1471 Luxembourg Grand Duchy of Luxembourg with a copy to [●] [Add e-mail address]

  Third Party Beneficiary

  For so long as Luxco is a shareholder of First Shurgard, Luxco is a third party beneficiary to this Agreement pursuant to Article 1121 of the Belgian Civil Code ("stipulation pur autrui/"beding ten behoeve van een derde") for the purposes of Clauses 4.16, 6 and 7.1 of this Agreement. Pursuant to this Clause 19, Luxco shall be entitled to the same information rights as First Shurgard under said Clauses.

  Shurgard shall provide the information as described in Clauses 4.16, 6 and 7.1 directly to Luxco and shall thereby apply the same duty of care as the duty of care owed by Shurgard to the Company. Luxco will be provided with all notices and information to be provided to the Company under this Agreement at the same time as the same are to be provided to the Company.

  Luxco shall be entitled to enforce the rights granted by Shurgard pursuant to this Clause 19.

  The rights hereunder shall automatically terminate (i) upon termination or expiration of the Agreement, or (ii) in case Luxco is no longer a shareholder of First Shurgard, whichever occurs the earlier.

  Severability

  If any term or provision hereof is deemed invalid, void or unenforceable either in its entirety or in a particular application by a court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect and Parties shall negotiate in good faith a replacement provision having a similar economic effect as the invalid or unenforceable provisions. If the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

  Successors

  Without prejudice to the provisions of Clause 14 this Agreement shall be binding upon and inure to the benefit of the respective Parties hereto and their permitted assigns and successors in interest.

  Consents and Waivers

  No consent or waiver, express or implied, by either Party hereto of the terms of this Agreement or of any breach or default by the other Party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to the terms of this Agreement or of any other breach or default in the performance by such other Party of the same or any other obligations of such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waive or limit the need for such consent or approval in any other subsequent instance.

  Covenant of Good Faith

Each Party covenants and agrees that whenever it is authorised by this Agreement to take or omit to take any action, or to give or withhold any approval or consent, whether or not in its sole discretion, it shall take or omit to take such action, or give or withhold such approval or consent, in good faith and not in an arbitrary or capricious manner.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two originals as of the date first above written. Each Party acknowledges receipt of its own original.
Shurgard Self Storage SCA:

Name:	[●]	Name:	[●]
Title:	[●]	Title:	[●]

First Shurgard SPRL:

Name:	[●]	Name:	[●]
Title:	[●]	Title:	[●]

List of Exhibits
Exhibit 7.1.5:	Preliminary Plan and Budget 2003
Exhibit 8:	Direct Costs and Expenses
Exhibit 8.1:	Real Estate Package

Table of Contents

1 Definitions and Interpretation *

1.1 Definitions *

1.2 Interpretation *

2 Umbrella Agreement *

3 Scope of Engagement *

4 Management Duty and Authority of Shurgard *

4.1 Renting Property *

4.2 Utilities, Operating Costs and Contracting *

4.3 Receipt and Disbursement of Funds *

4.4 Repair and Maintenance *

4.5 Capital Improvements *

4.6 Personnel *

4.7 Regulations and Permits *

4.8 Taxes *

4.9 Insurance *

4.10 Annual Plan and Budgets *

4.11 Accounting, Records, and Reporting *

4.12 Legal Actions *

4.13 Hazardous Substances *

4.14 Emergency Response Services *

4.15 Lender Requirements *

4.16 Financial Information *

5 Duties of the Company *

5.1 Cooperation *

5.2 Debt Service *

6 Insurance *

7 Annual Plan and Budgets *

7.1 Preparation, Approval and Amendment of Annual Plan and Budget *

7.2 Management of Properties in Accordance with Annual Plan and Budgets *

7.3 Annual Plan and Budget Interpretation *

8 Shurgard's Compensation and Reimbursement *

8.1 Quarterly Property Management Fee *

8.2 Quarterly Company Asset Management and Accounting Fee *

8.3 Pool Account Reimbursement *

8.4 Payment of Fees; Reimbursements *

8.5 VAT *

9 Term of Agreement; Termination; Purchase Option *

9.1 Exclusive long term management *

9.2 Term *

9.3 Renewal *

9.4 Termination for cause *

9.5 Purchase Option *

9.6 Damages; Indemnification *

9.7 Post-termination actions *

10 Use of Trademarks, Service Marks and Related Items *

11 Shurgard's Other Businesses and Properties; Management of Properties *

12 Shurgard as Independent Contractor *

13 Indemnification *

14 Assignment *

15 Headings *

16 Governing Law *

17 Arbitration *

18 Notices *

19 Third Party Beneficiary *

20 Severability *

21 Successors *

22 Consents and Waivers *

23 Covenant of Good Faith *